================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                           -------------------------



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): June 6, 1997



                        HAYES WHEELS INTERNATIONAL, INC.

          DELAWARE                        1-11592                      13-3384636
(State or Other Jurisdiction     (Commission File Number)     (IRS Employer Identification Number)
      of Incorporation)


38481 HURON RIVER DRIVE, ROMULUS, MICHIGAN                          48174
  (Address of principal executive offices)                        (Zip Code)



       Registrant's Telephone number, including area code (313) 941-2000

================================================================================

     THIS REPORT CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) COMPETITIVE PRESSURE IN THE COMPANY'S INDUSTRY INCREASES SIGNIFICANTLY; (2) GENERAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAN EXPECTED; (3) THE COMPANY'S DEPENDENCE ON THE AUTOMOTIVE INDUSTRY (WHICH HAS HISTORICALLY BEEN CYCLICAL); (4) CHANGES IN THE FINANCIAL MARKETS AFFECTING THE COMPANY'S FINANCIAL STRUCTURE AND THE COMPANY'S COST OF CAPITAL AND BORROWED MONEY; (5) THE UNCERTAINTIES INHERENT IN INTERNATIONAL OPERATIONS AND FOREIGN CURRENCY FLUCTUATIONS; AND (6) DIFFICULTIES WHICH MAY BE ENCOUNTERED IN THE INTEGRATION OF THE OPERATIONS OF HAYES AND LEMMERZ. THE COMPANY HAS NO DUTY UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 TO UPDATE THE FORWARD LOOKING STATEMENTS IN THIS OFFERING MEMORANDUM AND THE COMPANY DOES NOT INTEND TO PROVIDE SUCH UPDATES.

ITEM 5. OTHER EVENTS.

     Unless the context otherwise requires, "Hayes" refers to Hayes Wheels International, Inc. and its subsidiaries, before the acquisition of Lemmerz reported herein (the "Lemmerz Acquisition"), the term "Lemmerz" refers to Lemmerz Holding GmbH and its subsidiaries, the term the "Company" refers to Hayes and its subsidiaries (including Lemmerz) on a combined basis after the Lemmerz Acquisition, the term "Transactions" refers to the Lemmerz Acquisition and the financing therefor and the term "Motor Wheel Transactions" refers to the series of related transactions pursuant to which Motor Wheel Corporation ("Motor Wheel") became a subsidiary of Hayes. All references to fiscal years of Hayes in this Report refer to years commencing on February 1 of such year and ending January 31 of the following year.

     Unless otherwise indicated, financial information in this Report with respect to Lemmerz is expressed in dollars or in Deutsche Mark ("marks" or "DM"). Amounts stated in dollars, unless otherwise indicated, have been translated from marks in accordance with United States generally accepted accounting principles consistently applied and should not be construed as representations that the mark amounts actually represent such dollar amounts or could have been converted into dollars at the rate indicated. Assets and liabilities denominated in marks are translated at the rate of exchange in effect on the balance sheet date and income and expenses are translated at the average rates of exchange prevailing during the year.

                            THE LEMMERZ ACQUISITION

     On June 6, 1997, Hayes, Cromodora, S.p.A., Lemmerz and the shareholders of Lemmerz entered into a definitive acquisition agreement (the "Acquisition Agreement"), pursuant to which Hayes will purchase the capital stock of Lemmerz for (i) $200 million in cash and (ii) convertible preferred stock of Hayes, which following stockholder approval, will automatically convert into 5 million shares of Hayes common stock (the "Common Stock"). The cash portion of the consideration, the refinancing of existing Lemmerz debt and the fees and expenses of the Lemmerz Acquisition will be financed with new senior bank debt and the proceeds from the offering of $200 million of senior subordinated notes of Hayes due 2007 (the "Notes"). Upon completion of the Lemmerz Acquisition, existing Lemmerz shareholders will own approximately 18.3% of the Common Stock, after giving effect to the conversion of their preferred stock.

     In connection with the Acquisition Agreement, Hayes entered into consulting agreements (the "Consulting Agreements") with Horst Kukwa-Lemmerz, a shareholder and managing director of Lemmerz, and an affiliate of Mr. Kukwa-Lemmerz pursuant to which, among other things, upon consummation of the Lemmerz Acquisition (i) Mr. Kukwa-Lemmerz will retire from all positions held with Lemmerz and its subsidiaries, (ii) Hayes will pay an aggregate of $500,000 annually during the five-year period for which certain consulting services are provided and (iii) Hayes will grant Mr. Kukwa-Lemmerz options to purchase 250,000 shares of Common Stock at an exercise price of $16 per share, such options to become exercisable at the rate of 20% annually on each of the first through fifth anniversaries of the consummation of the Lemmerz Acquisition.

     A copy of the Acquisition Agreement and each Consulting Agreement is filed as an exhibit hereto. The foregoing descriptions are qualified in their entirety by reference to such exhibits.

     The estimated sources and uses of funds in connection with the Lemmerz Acquisition are presented in the following table, assuming the Lemmerz Acquisition occurred as of January 31, 1997 (dollars in millions):

SOURCES OF FUNDS:
Term Loan Facility (a)..............................................................   $100.0
Notes...............................................................................    200.0
Issuance of Hayes convertible preferred stock (b)...................................    107.5
                                                                                       ------
  Total Sources of Funds............................................................   $407.5
                                                                                       ======
USES OF FUNDS:
Cash consideration for Lemmerz Acquisition..........................................   $200.0
Equity consideration for Lemmerz Acquisition (b)....................................    107.5
Repayment of existing Hayes obligations.............................................     17.6
Repayment of existing Lemmerz obligations (c).......................................     62.4
Fees and expenses...................................................................     20.0
                                                                                       ------
  Total Uses of Funds...............................................................   $407.5
                                                                                       ======

-------------------------
(a)  Represents the U.S. dollar equivalent of DM-denominated borrowings.

(b) Assumes conversion of the preferred stock into 5 million shares of the Common Stock at a price based upon the 30-day average closing bid price on The NASDAQ Stock Market of the Common Stock of $21.50.

(c)  Assumes Lemmerz mortgage loans of $21.7 million remain outstanding.

     Hayes is currently seeking consents from the holders of outstanding senior subordinated notes of Hayes (the "Existing Notes") to certain language clarifications and changes to certain of the covenants contained in the indenture governing the Existing Notes (the "Existing Notes Indenture"). Hayes believes that while the proposed amendments to the Existing Notes Indenture are not necessary to consummate the Lemmerz Acquisition, such amendments, if approved, will clarify and amend certain provisions and allow the Company to maintain its existing financial flexibility.

                                  THE COMPANY

     Hayes is a world leader in the design, manufacture and supply of wheels and brake components to original equipment manufacturers ("OEMs") of passenger cars, light trucks and commercial highway vehicles. Lemmerz is the leading full-line designer and manufacturer of wheels for passenger cars, light trucks and commercial highway vehicles in Europe. Lemmerz also produces a variety of non-wheel cast aluminum products for the automotive, heating equipment and construction industries. The combination of Hayes and Lemmerz will create the world's largest manufacturer of automotive wheels, producing approximately 30% and 23% of the automotive wheels in North America and Europe, respectively, and will result in an entity that will be the largest global supplier of wheels to OEMs of passenger cars, light trucks and commercial highway vehicles.

     As automotive suppliers continue to consolidate worldwide, the merger of Hayes and Lemmerz is expected to strengthen and expand the Company's leadership position in meeting the global sourcing, quality and engineering requirements of its customers. The Lemmerz Acquisition is expected to create significant revenue growth opportunities for the Company, resulting from the following: (i) the combination of Hayes' strengths in steel and aluminum wheel manufacturing in North America and Europe with Lemmerz's steel and cast aluminum wheel manufacturing expertise in Europe; (ii) the complementary nature of Hayes' and Lemmerz's respective customer bases; (iii) the combination of Hayes' commercial highway vehicle business in North America with Lemmerz's in Europe; and (iv) the expansion of the Company's full product line resulting from the ability to share innovative products and processes across passenger cars, light trucks and commercial highway vehicles worldwide.

     In addition to revenue enhancement opportunities expected to result from the Lemmerz Acquisition, management believes that the combination of Hayes and Lemmerz will result in annual cost savings of at least

$21 million, primarily as a result of capacity optimization, raw material purchasing savings and overhead savings. These anticipated Lemmerz Acquisition-related cost savings are in addition to savings related to the rationalization efforts identified as part of the Motor Wheel Transactions. The savings anticipated to be realized from the Motor Wheel Transactions, including those initially targeted and subsequently identified, total $42 million and comprise the following: (i) $11 million related to a reduction in selling, general and engineering costs; (ii) $10 million related to rationalization efforts at Hayes' brake facilities; and (iii) $21 million related to rationalization efforts at Hayes' steel wheel facilities, which includes $12 million of savings related to the closure of Hayes' Romulus, Michigan facility. Hayes announced the closure of the Romulus facility in January 1997 and expects that the production from the facility will be shifted to Hayes' other existing facilities by the end of 1997. Approximately $13 million of the aggregate $42 million of savings related to the Motor Wheel Transactions have been realized through the end of the first quarter of fiscal 1997. Management expects the remaining $29 million of savings related to the Motor Wheel Transactions to be fully reflected in the Company's fiscal 1998 financial results, with the additional $21 million of cost savings related to the Lemmerz Acquisition to be fully reflected in the Company's fiscal 1999 financial results.

     The Company's principal customers for wheel and brake products consist of every major OEM in North America, Europe and Japan, including General Motors, Ford, Chrysler (the three of which comprised approximately 57% of the Company's pro forma combined 1996 revenues), BMW, Renault, Fiat, Volkswagen, Porsche, Mercedes-Benz, Audi, Volvo, Toyota, Mazda, Nissan, Honda, Mitsubishi, Suzuki and Isuzu. The Company will also have over 300 commercial highway vehicle customers in North America and Europe, including Trailmobile, Dana/Mack, Mercedes-Benz, Iveco, Strick, Great Dane Trailers, Freightliner, PACCAR, Volvo/GM, Renault and Western Star.

     A significant trend toward the use of lighter, more highly-styled wheels for passenger cars and light trucks has increased the demand for and use of aluminum wheels. North American automotive aluminum wheel penetration (in terms of new vehicle installations) has increased from approximately 3% in 1980 to approximately 44% in 1996, and management estimates such penetration will reach approximately 55% by 2000 due primarily to new aluminum wheel product innovations, including the Company's fabricated aluminum wheels and Full Face Cast ("FFC(TM)") wheels. Automotive aluminum wheel penetration in Europe in 1996 was approximately 21% and continues to display a similar growth pattern as that experienced in North America. The Company believes that its cast aluminum manufacturing technology and innovative new aluminum wheels, where the Company is the only significant manufacturer, will enable it to capitalize on these trends and increase its sales of aluminum wheels in North America and in Europe.

     OEMs have pursued outsourcing opportunities in which automobile component manufacturing requirements (including wheel and brake products) are met by independent suppliers. Outsourcing has increased in response to competitive pressures on OEMs to improve quality and technology and reduce capital outlays, production costs, overhead and inventory levels. The Company believes that it is well-positioned to benefit from any future outsourcing opportunities. In addition to increasing the percentage of parts that are outsourced, OEMs are increasingly transferring the primary responsibility for design, engineering and testing of components to suppliers with proven capabilities in these areas. The Company believes that its early involvement in the design and engineering of new wheel and brake products as a Tier I supplier has afforded it a competitive advantage in securing new business and will continue to do so in the future. The Company expects to be able to offer new and innovative products to its newly-broadened customer base subsequent to the Lemmerz Acquisition.

     Hayes and Lemmerz have each developed a number of new products and proprietary manufacturing processes which have provided them with a competitive advantage and served to further expand their respective product lines. For example, Hayes is a major producer of fabricated aluminum wheels, which are 20% lighter than cast aluminum wheels. Hayes has also recently introduced FFC(TM) wheels, which are lightweight, highly-styled wheels that combine a cast aluminum face with a fabricated aluminum rim. Lemmerz is responsible for several steel wheel product and process innovations, including the development and introduction of a lightweight steel wheel, which is 10% to 15% lighter than a traditional steel wheel. The Company intends to continue its efforts to develop innovative wheel and brake products and manufacturing processes to better serve customers globally and improve the Company's product mix with higher margin wheel and brake products.

     Sales of automotive wheel and brake products comprise approximately 76% of the Company's pro forma combined net sales (69% wheels and 7% brake components), with the remaining 24% comprised of commercial highway wheel and brake products (18%) and non-wheel aluminum castings (6%). The following table sets forth the Company's estimated pro forma combined market position for its primary products in North America and Europe in 1996:

                                                                                 MARKET
                                                                                POSITION
                                                                                --------
        NORTH AMERICA
        Automotive Steel Wheels -- Including Production by OEMs..............      #1
        Automotive Cast Aluminum Wheels......................................      #2
        Automotive Fabricated Aluminum Wheels................................      #1
        Automotive Brake Rotors and Drums -- Excluding Production by OEMs....      #2
        Automotive Brake Rotors and Drums -- Including Production by OEMs....      #3
        Commercial Highway Wheels............................................      #2
        Commercial Highway Brake Hubs and Drums..............................      #1
        EUROPE
        Automotive Steel Wheels -- Including Production by OEMs..............      #2
        Automotive Cast Aluminum Wheels......................................      #1
        Commercial Highway Wheels............................................      #2

     In October 1996, Hayes increased its ownership in Hayes Wheels Autokola NH, a.s. ("Autokola"), a strategic low-cost manufacturing joint venture in the Czech Republic, from 45% to 58%. The Company believes that its Autokola facility will increase the Company's flexibility and improve its economies in serving its combined European steel wheel customer base. Hayes maintains additional strategic manufacturing joint ventures in Mexico, Brazil, Venezuela and the United States, as well as a technical relationship in Thailand and a sales and engineering office in Japan. Lemmerz has strategic joint venture interests in Thailand, India, Brazil, Canada, Turkey and Portugal, as well as a technical relationship in South Africa. The Company believes that its expanded worldwide manufacturing and strategic joint venture presence will enhance its ability to meet the global souring needs of its customers.

                               BUSINESS STRATEGY

     The Company believes that it is well-positioned to realize growth in sales and EBITDA (as defined herein) following the Lemmerz Acquisition, despite the potential for cyclical declines in automotive and commercial highway vehicle production. The Company will continue to build upon its position as a leading full-line supplier of wheels and brake components to the global transportation industry, and expects to enhance this position by combining the European operations of Hayes and Lemmerz. In addition to creating significant anticipated cost savings and other efficiencies, the Lemmerz Acquisition is expected to provide the Company with the opportunity to materially extend its automotive and commercial highway wheel and brake product offerings in Europe. The Company expects to maintain its leadership position by continuing to offer innovative new products to increase sales and enhance operating results. The Company expects to continue its growth and enhance its market leadership by continuing to implement a strategy based on the following elements:

     - MAINTAINING AND ENHANCING STRONG RELATIONSHIPS WITH OEMS. The Company has developed and intends to continue to build upon strong relationships with its OEM customers to enable it to identify business opportunities in the early stages of vehicle design. The Company has established a leadership position as an OEM supplier of automotive and commercial highway wheels and brakes by maintaining an excellent reputation for quality, service and innovation. As a result of its strong relationships with OEMs, the Company has secured contracts to be the wheel and brake supplier for anticipated high volume vehicle model platforms in upcoming years. The Company's enhanced global presence following the Lemmerz Acquisition should strengthen its ability to offer worldwide souring options to its customers.

     - CONTINUING FOCUS ON NEW PRODUCT INNOVATION. The Company believes that both Hayes and Lemmerz have established reputations for developing product and manufacturing process innovations. The Company intends to continue to seek to develop such innovative products and proprietary processes that are expected to enhance the Company's leadership position in the worldwide automotive and commercial highway wheel and brake component markets, increase the Company's portfolio of higher margin products and result in the Company being awarded contracts for additional vehicle platforms.

     - PURSUING NEW CONTRACTS. The Company has obtained significant firm orders on a number of platforms from periods 1997 through 2000 for incremental new business in North America and Europe, fueled by the introduction of new, innovative wheel and brake products. Management believes that the complementary nature of Hayes' and Lemmerz customer bases and product lines strengthen the Company's ability to pursue new vehicle platform contracts in the future.

     - IMPLEMENTING RATIONALIZATION PROGRAMS. The implementation of facility rationalization programs announced prior to the Motor Wheel Transactions, including the closing of the Mendota, Illinois and Ypsilanti, Michigan facilities and Motor Wheel's former headquarters in Okemos, Michigan, has been substantially completed. The Company subsequently identified further cost rationalization programs including the closing of its Romulus, Michigan wheel plant. The savings related to the Motor Wheel Transactions, including those initially targeted and subsequently identified, total $42 million, approximately $13 million of which have been realized through the end of the first quarter of fiscal 1997. Management expects the remaining $29 million of such savings to be fully reflected in the Company's fiscal 1998 financial results. In addition, management expects actions undertaken in connection with the Lemmerz Acquisition to result in annual cost savings of at least $21 million, and anticipates such savings to be fully reflected in the Company's fiscal 1999 financial results. The Company will continue to optimize the use of its manufacturing capacity and seek further cost savings.

     - CAPITALIZING ON COMPLEMENTARY NATURE OF BUSINESSES. The Lemmerz Acquisition provides opportunities to expand sales and increase market penetration due to the complementary nature of Hayes' and Lemmerz businesses. The Company intends to improve its future performance by: (i) utilizing Lemmerz complementary customer relationships to increase the sales of Hayes' innovative fabricated aluminum and FFC(TM) wheels in Europe; (ii) utilizing Lemmerz in-depth knowledge in the design and manufacture of steel wheels to meet the demanding requirements for wheel performance in Europe; (iii) drawing on Lemmerz expertise in the design and manufacture of lightweight steel wheels to achieve weight reductions of 10% to 15% over standard steel wheels; (iv) drawing on Hayes' expertise in the design and manufacture of lightweight aluminum wheels to bring greater efficiencies to Lemmerz aluminum wheel operations; (v) capitalizing on Lemmerz leadership position in the design and manufacture of wheels for commercial highway vehicles in the European market to increase the Company's sales of such products in both Europe and North America; (vi) attaining additional automotive wheel and brake component sales to OEMs worldwide by building on the Company's existing relationships and enhanced global position; and (vi) reducing costs of materials through further economies of scale.

     - BENEFITTING FROM CONTINUED INDUSTRY CONSOLIDATION. The worldwide wheel manufacturing industry is fragmented, particularly in Europe where independent producers dominate. The Company believes that as OEM outsourcing continues, there will be opportunities for further consolidation of this industry. Management believes that, through its established presence in these markets which will significantly improve as a result of the Lemmerz Acquisition, it is in a favorable position to take advantage of future industry consolidation. The Company intends to examine future industry consolidation opportunities in North America, Europe, South America and Asia, that would further expand its product offerings or geographical reach and to pursue opportunities that are compatible with its business strategy.

                              RECENT DEVELOPMENTS

HAYES

     On May 21, 1997, Hayes reported its financial results for the fiscal quarter ended April 30, 1997. Hayes' sales and earnings from operations during this period increased significantly as compared to the same period in 1996, primarily as a result of operating improvements and the inclusion of the financial results from Motor Wheel, which was acquired by Hayes in July 1996. Hayes' pro forma financial results, assuming the Motor Wheel Transactions occurred at the beginning of the 1996 fiscal year, also reflected increased sales and significantly improved EBITDA (as defined below).

     Hayes' improved pro forma performance is attributable to several factors including: (i) increased unit volume and sales (despite lower unit selling prices due to pass-throughs of lower raw material prices); (ii) increased productivity in its North American and European aluminum wheel businesses; and
(iii) lower selling, administrative and engineering expenses as a percentage of net sales resulting from the Motor Wheel Transactions. The restructuring and rationalization efforts related to the Motor Wheel Transactions continue on schedule, and Hayes has announced additional rationalization efforts including the closing of its Romulus, Michigan facility.

     Hayes' actual financial results for the quarters ended April 30, 1996 and April 30, 1997, together with Hayes' adjusted pro forma financial results for the year ended January 31, 1997, the quarter ended April 30, 1996 and the twelve months ended April 30, 1997 are set forth below.

                                            PRO FORMA
                                              FISCAL                                           PRO FORMA
                                            YEAR ENDED    FOR THE QUARTER ENDED APRIL 30,    TWELVE MONTHS
                                             JANUARY      -------------------------------        ENDED
                                               31,                   PRO FORMA                 APRIL 30,
                                             1997(A)       1996       1996(A)      1997         1997(A)
                                            ----------    -------    ---------    -------    -------------
                                                     (DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales................................    $  913.1     $ 156.2     $ 237.3     $ 250.2       $ 926.0
Gross profit(b)..........................       129.1        22.6        31.1        38.0         136.0
Earnings from operations(c)..............        81.5        13.5        15.3        25.2          91.4
Net income (loss)(d).....................         1.7         6.1        (1.4)        3.8           6.9
SHARE DATA:
Earnings (loss) per share(d).............    $   0.08     $  0.17     $ (0.06)    $  0.17       $  0.31
Average common shares (in thousands).....      22,390      35,148      22,390      22,390        22,390
OTHER DATA:
Gross margin(b)..........................        14.1%       14.5%       13.1%       15.2%         14.7%
EBITDA(e)................................    $  133.6     $  22.3     $  28.0     $  40.0       $ 145.6
EBITDA margin(e).........................        14.6%       14.3%       11.8%       16.0%         15.7%

-------------------------
(a) Includes the results of Motor Wheel for the period prior to its acquisition by Hayes.

(b) Adjusted to exclude $11.9 million for one-time, non-cash charges incurred in the second quarter of 1996.

(c) Adjusted to exclude $21.5 million for one-time, non-cash charges incurred in the second quarter of 1996 and a $109.0 million one-time restructuring charge for the Romulus plant closing incurred in the fourth quarter of 1996.

(d) Adjusted to exclude after tax amounts of $12.9 million for one-time, non-cash charges incurred in the second quarter of 1996, $7.4 million for extraordinary items incurred in the second quarter of 1996, and a $69.6 million one-time restructuring charge for the Romulus plant closing incurred in the fourth quarter of 1996.

(e) "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization, non-recurring charges, and certain other non-cash income and expense items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

     Hayes recently announced that all 15 of its worldwide manufacturing plants have been QS 9000 and ISO 9001 registered, signifying the satisfaction of an extensive set of standards with respect to quality systems in the design, engineering and manufacture of wheels and brake components.

LEMMERZ

     While Lemmerz has not historically announced or compiled quarterly earnings, Hayes' and Lemmerz's management have prepared Lemmerz's unaudited financial results for the quarter ended March 31, 1997, and have estimated financial results for the quarter ended March 31, 1996, each on a U.S. GAAP basis. Based on such unaudited and estimated amounts, Lemmerz's 1997 first quarter U.S. dollar-denominated net sales decreased approximately 8% (as compared to an approximate 3% DM-denominated increase) versus the same period in 1996, while 1997 first quarter EBITDA increased approximately 10% (as compared to an approximate 24% DM-denominated increase) versus the same period in 1996. In spite of the significant negative currency comparison caused by the strengthening of the U.S. dollar versus the DM, Lemmerz's U.S. dollar-denominated EBITDA for the latest twelve-month period ended March 31, 1997, reflects an approximate 2% improvement (as compared to an approximate 6% DM-denominated improvement) versus 1996 year end results.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary historical financial information is derived from the consolidated historical financial statements of Hayes and Lemmerz and the unaudited pro forma financial information is derived from the "Pro Forma Combined Condensed Financial Data" of the Company included elsewhere in this Report. The historical consolidated financial statements of Hayes for each year in the three year period ended January 31, 1997 were audited by KPMG Peat Marwick LLP. The historical consolidated financial statements of Lemmerz for each year in the two year period ended December 31, 1996 were audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprufungsgesellschaft. The financial information of Lemmerz for the year ended December 31, 1994, is unaudited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of such information. See "Recent Developments" for a discussion of first quarter financial results.

HAYES
------

                                                                     YEAR ENDED JANUARY 31,
                                                            -----------------------------------------
                                                                                            PRO FORMA
                                                             1995      1996       1997       1997(A)
                                                            ------    ------    --------    ---------
                                                                      (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales................................................   $537.6    $611.1    $  778.2    $  913.1
Cost of goods sold(b)....................................    441.4     513.4       675.2       795.9
Marketing, general and administration(c).................     28.6      29.7        35.9        43.6
Engineering and product development(c)...................      5.1       4.7         7.2         8.1
Depreciation and amortization............................     29.6      32.7        44.4        50.9
Other income, net........................................     (0.8)     (1.5)       (4.5)       (5.3)
Interest expense, net(d).................................     13.4      15.0        48.5        73.6
Net income (loss)........................................     29.9      28.4       (72.9)      (88.2)
OTHER DATA:
EBITDA(e)(f).............................................   $ 92.9    $ 97.5    $  120.7    $  133.6
Capital expenditures.....................................     39.9      43.4        71.4        73.3
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets.............................................   $589.6    $633.9    $1,183.1    $1,183.1
Total debt...............................................    123.0     133.1       715.8       715.8
Stockholders' equity (deficit)...........................    216.4     245.4       (41.1)      (41.1)

LEMMERZ
---------

                                              YEAR ENDED DECEMBER 31,           YEAR ENDED DECEMBER 31,
                                           -----------------------------    -------------------------------
                                                          1995     1996        1994         1995      1996
                                                          -----    -----    -----------    ------    ------
                                                                            (UNAUDITED)
                                              1994
                                           -----------
                                           (UNAUDITED)                          (U.S. GAAP AND DOLLARS
                                                 (U.S. GAAP AND DM          (g) IN MILLIONS)
                                                   IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales...............................      639.0       671.2    691.4      $ 394.0      $468.1    $459.8
Cost of goods sold......................      518.5       545.8    567.9        319.7       380.7     377.7
Marketing, general and administration...       89.6        82.6     75.5         55.2        57.6      50.2
Engineering and product development.....       11.4        12.8     12.6          7.0         8.9       8.4
Depreciation and amortization...........       45.6        44.3     44.0         28.1        30.9      29.3
Interest expense, net...................       17.5        11.2      8.0         10.8         7.8       5.3
Net income..............................       22.7        23.8     13.8         14.0        16.6       9.2
OTHER DATA:
EBITDA(e)...............................       77.8        91.9     87.7      $  47.9      $ 64.1    $ 58.3
Capital expenditures....................       69.3        70.4     44.2         42.7        42.8      25.0
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets............................      638.4       649.8    641.8      $ 412.2      $453.3    $412.8
Total debt..............................      172.2       120.3    130.8        111.2        83.9      84.1
Shareholders' equity....................      138.2       163.1    170.4         89.2       113.8     109.6

                                           (see footnotes on the following page)

-------------------------

(a) Represents full year results assuming the Motor Wheel Transactions occurred on February 1, 1996.

(b) Pro forma data includes a $4.6 million adjustment as a result of the acquisition of Motor Wheel related to the effects of purchase accounting adjustments and adjustments to reflect adoption of Hayes' accounting policies and pension and post-retirement benefit cost assumptions.

(c) Pro forma data includes a $0.4 million adjustment related to savings from personnel reductions at Motor Wheel's Okemos, Michigan corporate headquarters announced and implemented prior to the consummation of the Motor Wheel Transactions and the effects of purchase accounting adjustments.

(d) Pro forma data reflects the pro forma interest expense assuming the Motor Wheel Transactions occurred on February 1, 1996.

(e) EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

(f) Pro forma data includes a $3.1 million adjustment related to savings from personnel reductions at Motor Wheel's Okemos, Michigan corporate headquarters announced and implemented prior to the consummation of the Motor Wheel Transactions and the effects of purchase accounting adjustments.

(g) Statement of Operations and Other Data were translated using the average DM/U.S. dollars exchange rate for the respective year (1.6218 for 1994;
     1.4338 for 1995; 1.5037 for 1996). Balance Sheet Data were translated using the ending DM/U.S. dollar exchange for the respective year (1.5488 for 1994; 1.4335 for 1995; 1.5548 for 1996).

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following table sets forth certain unaudited pro forma financial data for the Company for the year ended January 31, 1997 which are presented to reflect the pro forma effect of (i) the Transactions and (ii) the Motor Wheel Transactions. The unaudited pro forma statement of operations data give effect to the Transactions and the Motor Wheel Transactions as if they had occurred on February 1, 1996. The unaudited pro forma balance sheet data give effect to the Transactions as if they had occurred on January 31, 1997. The unaudited pro forma combined financial data do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had the Transactions and the Motor Wheel Transactions been completed as of February 1, 1996, or which may be obtained in the future. The unaudited pro forma combined financial data (i) have been derived from and should be read in conjunction with the "Pro Forma Combined Condensed Financial Data" and the notes thereto included elsewhere in this Report and (ii) should be read in conjunction with the separate historical consolidated financial statements of Hayes and Lemmerz and the notes thereto. See "Recent Developments" for a discussion of first quarter financial results.

                                                                               COMPANY PRO FORMA
                                                                                   YEAR ENDED
                                                                              JANUARY 31, 1997(a)
                                                                              --------------------
                                                                                  (dollars in
                                                                                   millions)
STATEMENT OF OPERATIONS DATA:
Net sales..................................................................         $1,372.9
Cost of goods sold.........................................................          1,158.7
Marketing, general and administration......................................             98.5
Engineering and product development........................................             16.5
Depreciation and amortization..............................................             70.0
Interest expense, net......................................................             98.7
Net loss...................................................................            (69.5)
OTHER DATA:
EBITDA(b)..................................................................         $  191.9
Cash interest expense......................................................             93.0
Capital expenditures.......................................................             98.3
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets...............................................................         $1,801.3
Total debt.................................................................          1,019.9
Stockholders' equity(c)....................................................             53.9

-------------------------
(a) The pro forma financial data do not reflect (i) any cost savings related to or synergies that are expected to result from the Lemmerz Acquisition, (ii) future unrealized cost savings related to, or synergies that are expected to result from the Motor Wheel Transactions or (iii) any cost savings related to the closing of Hayes' Romulus facility. See "Recent Developments" for a discussion of first quarter financial results.

(b) EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

(c) Assumes issuance of the preferred stock for $107.5 million.

                            PRO FORMA CAPITALIZATION

     The following table sets forth the capitalization of the Company (a) on an actual basis and (b) on a pro forma basis as adjusted to give effect to the Transactions as if they had occurred on January 31, 1997. This table should be read in conjunction with "Pro Forma Combined Condensed Financial Data" and the notes thereto included elsewhere in this Report and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Hayes' and Lemmerz's consolidated financial statements and the notes thereto.

                                                                                                   COMPANY
                                                                                                  PRO FORMA
                                                HAYES ACTUAL    LEMMERZ ACTUAL                   AS ADJUSTED
                                                JANUARY 31,      DECEMBER 31,      PRO FORMA     JANUARY 31,
                                                    1997             1996         ADJUSTMENTS       1997
                                                ------------    --------------    -----------    -----------
                                                                   (DOLLARS IN MILLIONS)
Revolving Credit Facility(a).................      $   --           $   --          $    --       $      --
Term Loan A-1................................       198.5               --            (17.6)          180.9
New Term Loan A-2 (DM equivalent)............          --               --            100.0           100.0
Term Loan B..................................       125.0               --               --           125.0
Term Loan C..................................       100.0               --               --           100.0
Existing Notes...............................       251.5               --               --           251.5
Notes........................................          --               --            200.0           200.0
Other debt...................................        40.8             84.1            (62.4)           62.5
                                                ------------       -------        -----------    -----------
     Total debt..............................       715.8             84.1            220.0         1,019.9
Stockholders' equity (deficit)(b)............       (41.1)           109.6            (14.6)           53.9
                                                ------------       -------        -----------    -----------
     Total capitalization....................      $674.7           $193.7          $ 205.4       $ 1,073.8
                                                =========       ============      =========       =========

-------------------------
(a) $270 million Revolving Credit Facility which the Company anticipates to be undrawn at the closing of the Transactions.

(b) See Notes (b) and (e) to the unaudited pro forma balance sheet included in the "Pro Forma Combined Condensed Financial Data."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

Lemmerz

     The following discussion of Lemmerz's consolidated historical results of operations and financial condition should be read in conjunction with the consolidated financial statements of Lemmerz and the notes thereto included elsewhere herein. The following discussion and analysis covers periods before completion of the Transactions.

GENERAL

     While Lemmerz has not historically announced or compiled quarterly earnings, Hayes' and Lemmerz's management have prepared Lemmerz's unaudited financial results for the quarter ended March 31, 1997, and have estimated financial results for the quarter ended March 31, 1996, each on a U.S. GAAP basis. Based on such unaudited and estimated amounts, Lemmerz's 1997 first quarter U.S. dollar-denominated net sales decreased approximately 8% (as compared to an approximate 3% DM-denominated increase) versus the same period in 1996, while 1997 first quarter EBITDA increased approximately 10% (as compared to an approximate 24% DM-denominated increase) versus the same period in 1996. In spite of the significant negative currency comparison caused by the strengthening of the U.S. dollar versus the DM, Lemmerz's U.S. dollar-denominated EBITDA for the latest twelve-month period ended March 31, 1997, reflects an approximate 2% improvement (as compared to an approximate 6% DM-denominated improvement) versus 1996 year end results.

RESULTS OF OPERATIONS OF LEMMERZ

Fiscal 1996 Compared to Fiscal 1995

     Lemmerz's net sales decreased 1.8% from $468.1 million to $459.8 million in 1996. The decrease was due to the disposal of the U.K.-based tractor wheel business in early 1995 and the devaluation of the DM versus the U.S. dollar. The decrease was partially offset by increases in the cast aluminum wheel business.

     Lemmerz's gross profit for fiscal 1996 decreased to $82.1 million, or 17.9% of net sales, compared with $87.4 million, or 18.7% of net sales, for the same period in 1995. The decrease in gross margin percentage is attributable to operating problems in the cast aluminum wheel business, partially offset by improved profitability in the steel wheel business as a result of lower steel prices and ongoing productivity improvement programs through automation.

Fiscal 1995 Compared to Fiscal 1994

     Lemmerz's net sales increased 18.8%, from $394.0 million in 1994 to $468.1 million in 1995. The increase was due to the appreciation of the DM versus the U.S. dollar, increased volumes in truck wheels and an increase in sales of automotive steel wheels, primarily to Nissan and Opel, partially offset by the disposal of the U.K.-based tractor wheel business in early 1995.

     Lemmerz's gross profit for fiscal 1995 increased to $87.4 million, or 18.7% of net sales, compared with $74.3 million, or 18.9% of net sales, for the same period in 1994. The increase in gross profit was driven by higher sales. Gross profit as a percentage of net sales decreased, primarily as a result of a 7% increase in steel prices, not all of which was passed on to customers.

The Company

CAPITAL RESOURCES AND LIQUIDITY

Pro Forma Capital Resources and Liquidity for the Company

     General. Following the consummation of the Lemmerz Acquisition, the Company's liquidity needs will arise primarily from principal and interest payments under the outstanding indebtedness, and from the funding of its capital expenditures. After completion of the Lemmerz Acquisition, the Company expects to have outstanding approximately $1.0 billion of indebtedness, consisting of $200 million principal amount of the Notes, $250 million principal amount of the Existing Notes and $520.5 million in term loan borrowings under the Amended Credit Agreement and other term loan agreements.

     Debt Service. Principal and interest payments under the Amended Credit Agreement and interest payments on the Notes and the Existing Notes will represent significant liquidity requirements for the Company. It is expected that with respect to the $499 million in Term Loan Facilities to be borrowed under the Amended Credit Agreement, the Company will be required to make scheduled principal payments of approximately $17 million in 1998, $40 million in 1999, $57 million in 2000, $62 million in 2001 and an aggregate of $323 million thereafter. The Revolving Credit Facility will mature in July 2003. The loans under the Amended Credit Agreement will bear interest at floating rates based upon the interest rate option elected by the Company. In addition, the Company will have scheduled principal payments under other term loans of approximately $11 million per year for the year 1997 through 2000 and approximately $12 million in the aggregate thereafter.

     Capital Expenditures. Capital expenditures for 1997 will relate principally to new vehicle platforms, cost reduction programs and maintenance. The Company estimates that for 1997, capital expenditures will be approximately $114 million.

     Future Financing Sources and Cash Flow. The amount under the Revolving Credit Facility that will remain undrawn following the completion of the Lemmerz Acquisition, currently estimated to be $270 million, will be available to meet future working capital and other business needs of the Company. The Company believes that cash generated from operations, together with amounts available under the Revolving Credit Facility and any other available financing sources, will be adequate to permit the Company to meet its debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the Existing Notes and the Notes and to repay, extend or refinance the Amended Credit Agreement will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION

     (a) Financial Statement of Business to be Acquired:

        Audited Financial Statements of Lemmerz Holding GmbH and Subsidiaries

        Report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft
        Consolidated Balance Sheets at December 31, 1996 and 1995
        Consolidated Statements of Earnings for the Years Ended December 31, 1996 and 1995
        Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1996 and 1995
        Consolidated Statements of Cash Flows for the Years Ended December 31, 1996 and 1995
        Notes to Consolidated Financial Statements for the Years Ended December 31, 1996 and 1995

     (b) Pro Forma Financial Information:

        Pro Forma Combined Condensed Financial Data
        Unaudited Pro Forma Combined Statement of Operations for the Year Ended January 31, 1997
        Notes to Unaudited Pro Forma Combined Statement of Operations
        Unaudited Pro Forma Combined Balance Sheet at January 31, 1997
        Notes to Unaudited Pro Forma Combined Balance Sheet

     (c) Exhibits

        (2)     Purchase Agreement among Hayes Wheels International, Inc., Cromodora Wheels
                S.p.A., Lemmerz Holding GmbH and the Shareholders of Lemmerz Holding GmbH
                dated as of June 6, 1997
        (10.1)  Consulting Agreement dated as of June 6, 1997 between Hayes Wheels
                International, Inc. and H.K.L., L.L.C.
        (10.2)  Consulting Agreement dated as of June 6, 1997 between Hayes Wheels
                International, Inc. and Horst Kukwa-Lemmerz
        (23)    Consent of KPMG Deutsche Treuhand - Gesellschaft Aktiengesellschaft
                Wirtschaftsprufungsgesellschaft
        (99)    Press Release of Hayes Wheels International, Inc. with respect to the Lemmerz
                Acquisition dated June 6, 1997

                       INDEX TO FINANCIAL STATEMENTS AND
                        PRO FORMA FINANCIAL INFORMATION

                                                                                        PAGE
                                                                                        ----
LEMMERZ HOLDING GMBH AND SUBSIDIARIES:
AUDITED FINANCIAL STATEMENTS
Report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
  Wirtschaftsprufungsgesellschaft....................................................    F-2
Consolidated Balance Sheets at December 31, 1996 and 1995............................    F-3
Consolidated Statements of Earnings for the Years Ended December 31, 1996 and 1995...    F-4
Consolidated Statements of Changes in Shareholders' Equity for the Years Ended
  December 31, 1996 and 1995.........................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996 and
  1995...............................................................................    F-6
Notes to Consolidated Financial Statements for the Years Ended December 31, 1996 and
  1995...............................................................................    F-7

PRO FORMA FINANCIAL INFORMATION
Pro Forma Combined Condensed Financial Data..........................................   F-16
Unaudited Pro Forma Combined Statement of Operations for the Year Ended January 31,
  1997...............................................................................   F-17
Notes to Unaudited Pro Forma Combined Statement of Operations........................   F-18
Unaudited Pro Forma Combined Balance Sheet at January 31, 1997.......................   F-21
Notes to Unaudited Pro Forma Combined Balance Sheet..................................   F-22

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Lemmerz Holding GmbH

     We have audited the accompanying consolidated balance sheets of Lemmerz Holding GmbH and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lemmerz Holding GmbH and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years then ended in conformity with United States generally accepted accounting principles.

                                          KPMG Deutsche Treuhand - Gesellschaft
                                          Aktiengesellschaft
                                          Wirtschaftsprufungsgesellschaft

Cologne, Germany
May 21, 1997

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  4,647       $ 19,581
  Certificates of deposit...................................       7,721          5,146
  Receivables (less allowances of $886 at December 31, 1996
     and $1,554 at December 31, 1995).......................      78,954         77,969
  Inventories...............................................      54,659         61,214
  Prepaid expenses and other................................       8,579          9,667
                                                                --------       --------
          Total current assets..............................     154,560        173,577
Property, plant, and equipment, net.........................     154,704        170,175
Investments in affiliates...................................      45,486         35,953
Deferred income taxes.......................................      50,110         63,540
Other assets................................................       7,960         10,012
                                                                --------       --------
          Total assets......................................    $412,820       $453,257
                                                                ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................    $ 41,115       $ 40,478
  Current portion of long-term debt.........................      17,975          9,858
  Current portion of capital lease obligations..............       1,333          1,312
  Accounts payable and accrued liabilities..................      95,992        126,195
                                                                --------       --------
          Total current liabilities.........................     156,415        177,843
Long-term debt, less current portion........................      25,000         33,588
Capital lease obligations, less current portion.............       3,982          5,510
Deferred income taxes.......................................       5,443          5,391
Pension and other long-term liabilities.....................     106,893        111,447
                                                                --------       --------
          Total liabilities.................................     297,733        333,779
Minority interests..........................................       5,496          5,673
Shareholders' equity:
  Share capital.............................................      57,927         57,927
  Retained earnings.........................................      43,576         38,234
  Cumulative translation adjustment.........................       8,088         17,644
                                                                --------       --------
          Total shareholders' equity........................     109,591        113,805
                                                                --------       --------
          Total liabilities and shareholders' equity........    $412,820       $453,257
                                                                ========       ========

          See accompanying notes to consolidated financial statements.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
Net sales...................................................   $ 459,841      $ 468,122
Cost of goods sold..........................................     377,728        380,694
                                                               ---------      ---------
     Gross profit...........................................      82,113         87,428
Marketing, general, and administrative......................      50,205         57,605
Engineering and product development.........................       8,466          8,852
Other income, net...........................................      (5,528)       (12,358)
                                                               ---------      ---------
     Earnings from operations...............................      28,970         33,329
Interest expense, net.......................................       5,269          7,810
                                                               ---------      ---------
     Earnings before income taxes, minority interests, and
      equity in income (loss) of affiliates.................      23,701         25,519
Income tax provision........................................      14,838          7,833
                                                               ---------      ---------
     Earnings before minority interests and equity in income
      (loss) of affiliates..................................       8,863         17,686
Equity in income (loss) of affiliates.......................       1,040           (635)
Minority interests..........................................        (702)          (402)
                                                               ---------      ---------
     Net income.............................................   $   9,201      $  16,649
                                                               =========      =========

          See accompanying notes to consolidated financial statements.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                                             CUMULATIVE
                                                         SHARE    RETAINED   TRANSLATION
                                                        CAPITAL   EARNINGS   ADJUSTMENT     TOTAL
                                                        -------   --------   -----------    -----
Balance, January 1, 1995..............................  $57,927   $21,585      $ 9,718     $ 89,230
Net income............................................       --    16,649           --       16,649
Foreign currency translation adjustment...............       --        --        7,926        7,926
                                                        -------   -------      -------     --------
Balance, December 31, 1995............................   57,927    38,234       17,644      113,805
Dividend distribution.................................       --    (3,859)          --       (3,859)
Net income............................................       --     9,201           --        9,201
Foreign currency translation adjustment...............       --        --       (9,556)      (9,556)
                                                        -------   -------      -------     --------
Balance, December 31, 1996............................  $57,927   $43,576      $ 8,088     $109,591
                                                        =======   =======      =======     ========

          See accompanying notes to consolidated financial statements.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                                 YEAR ENDED      YEAR ENDED
                                                                DECEMBER 31,    DECEMBER 31,
                                                                    1996            1995
                                                                ------------    ------------
Cash flows from operating activities:
  Net income................................................     $   9,201        $ 16,649
  Adjustments to reconcile net income to net cash provided
     by operations:
     Gain on sale of subsidiaries and assembly line.........          (415)        (10,792)
     Depreciation of property, plant, and equipment.........        28,733          29,933
     Depreciation of intangible assets......................           528             926
     Equity in (income) loss of affiliates..................        (1,040)            635
     Change in deferred taxes...............................         9,411           5,789
     Decrease in inventories................................         7,340           4,761
     Decrease (increase) in receivables and other assets....         2,425          (1,489)
     Increase (decrease) in accounts payable and accrued
      liabilities...........................................       (21,459)          2,502
                                                                 ---------        --------
          Net cash provided by operating activities.........        34,724          48,914
                                                                 ---------        --------
Cash flows from investing activities:
  Proceeds from sale of subsidiaries and assembly line......           415          18,097
  Proceeds from sale of property, plant, and equipment......         2,270           4,710
  Repayment of long-term loans and receivables..............         1,013             882
  Acquisition of property, plant, and equipment.............       (24,967)        (42,828)
  Investment in affiliated enterprises......................       (12,186)         (5,154)
  Investment in certificates of deposit.....................        (2,218)         (5,145)
  Other changes.............................................            --          (5,686)
                                                                 ---------        --------
          Cash used for investment activities...............       (35,673)        (35,124)
                                                                 ---------        --------
Cash flows from financing activities:
  Payment of dividends......................................        (3,859)             --
  Repayment of long-term debt and capital lease
     obligations............................................       (11,312)        (13,836)
  Proceeds from borrowings..................................        10,971          12,882
  Repayment of shareholder loan.............................        (9,028)             --
                                                                 ---------        --------
          Cash used for financing activities................       (13,228)           (954)
                                                                 ---------        --------
Translation adjustment for cash.............................          (757)            505
                                                                 ---------        --------
Net increase (decrease) in cash and cash equivalents........       (14,934)         13,341
Cash and cash equivalents at beginning of year..............        19,581           6,240
                                                                 ---------        --------
Cash and cash equivalents at end of year....................     $   4,647        $ 19,581
                                                                 =========        ========

          See accompanying notes to consolidated financial statements.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Lemmerz Holding GmbH and subsidiaries ("Lemmerz" or the "Company") is a manufacturer and distributor of steel and aluminum wheels principally to European automotive manufacturers for use on passenger cars, light trucks and commercial highway vehicles.

  Basis of Presentation

     The Company's consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). All amounts herein are shown in thousands of United States dollars ("$").

  Consolidation Methods

     All material companies in which Lemmerz has legal or effective control are fully consolidated. Minority interest represents minority shareholders' proportionate share of the equity in certain of the Company's consolidated subsidiaries. Significant investments in which Lemmerz has an ownership interest in the range of 20 percent to 50 percent are accounted for using the equity method of accounting. The effects of intercompany transactions have been eliminated.

  Foreign Currency Translation

     For purposes of the accompanying consolidated financial statements, the reporting currency of the Company is the United States dollar. In general, the functional currency of each of the Company's subsidiaries is the local currency of the country in which the subsidiary is located. The balance sheets of non-U.S. dollar functional currency subsidiaries have been translated into U.S. dollars using exchange rates as of the balance sheet dates while the statements of income and cash flows have been translated using average exchange rates during each period.

  Financial Instruments

     Unrealized gains and loses on interest rate swap and currency exchange contracts purchased to hedge existing assets, liabilities or firm commitments are deferred and recognized along with the effects of the underlying hedged transaction. Unrealized gains and losses on other derivative financial instruments are recognized in income at each balance sheet date.

  Revenue Recognition

     Revenue is recognized when title passes or services are rendered net of discounts, customer bonuses, and rebates granted.

  Research and Development

     Research and development costs are expensed as incurred. Research and development costs amount to $3,495 and $3,775 in 1996 and 1995, respectively.

  Cash and cash equivalents

     Cash and cash equivalents represents cash and highly liquid investments with original maturities of three months or less.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Inventory Valuation

     Inventory is valued at the lower of cost or market, cost being determined on the basis of an average or first-in, first-out method. Manufacturing costs comprise direct material and labor and applicable manufacturing overheads, including depreciation charges.

  Property, Plant, and Equipment

     Property, plant, and equipment is valued at cost and depreciated using the straight-line depreciation method over the assets' useful lives as follows: buildings -- 20 to 33.5 years; leasehold improvements -- 15 to 25 years; factory machinery and equipment -- 2.5 to 25 years. Expenditures for renewals or betterments are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred.

  Income Taxes

     Deferred tax assets and liabilities are provided for the expected future tax consequences of temporary differences between the carrying amount and tax basis of the Company's assets and liabilities.

  Major Customers and Concentration of Credit Risk

     The Company's financial condition and results of operations depend on a number of European automotive manufacturers. Mercedes-Benz and General Motors, each representing individually more than 10 percent of the Company's consolidated revenues, aggregated approximately 24.6 percent and 23.6 percent of the Company's consolidated revenues during the years ended December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, 18.5 percent and 16.9 percent, respectively, of the Company's accounts receivable were outstanding from such automotive manufacturers.

  Use of estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent amounts at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) INVENTORIES

                                                                  DECEMBER 31,
                                                               ------------------
                                                                1996       1995
                                                                ----       ----
Raw materials and manufacturing supplies...................    $17,558     18,102
Work in progress...........................................     18,084     19,662
Finished goods, parts, and goods purchased for resale......     21,079     25,213
                                                               -------    -------
                                                                56,721     62,977
Reserves...................................................     (2,062)    (1,763)
                                                               -------    -------
                                                               $54,659     61,214
                                                               =======    =======

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(3) PROPERTY, PLANT, AND EQUIPMENT

                                                                DECEMBER 31,
                                                           ----------------------
                                                             1996         1995
                                                             ----         ----
Costs:
  Land.................................................    $  14,038    $  18,160
  Buildings............................................       88,609       91,957
  Machinery and equipment..............................      401,334      425,471
  Leasehold improvements...............................        7,797        7,937
  Construction in progress.............................        7,696        8,163
                                                           ---------    ---------
                                                             519,474      551,688
  Accumulated depreciation.............................     (364,770)    (381,513)
                                                           ---------    ---------
                                                           $ 154,704    $ 170,175
                                                           =========    =========

     The foregoing amounts include machinery and equipment capitalized under capital lease agreements, as follows:

                                                                DECEMBER 31,
                                                           ----------------------
                                                             1996         1995
                                                             ----         ----
Machinery and equipment................................    $   7,797    $   7,937
Accumulated depreciation...............................       (1,063)        (603)
                                                           ---------    ---------
                                                           $   6,734    $   7,334
                                                           =========    =========

     Depreciation expense, including depreciation on assets under capital lease arrangements, charged in the statements of earnings was $28,733 in 1996 and $29,333 in 1995.

(4) INVESTMENTS IN AFFILIATES

     The Company's investments in affiliates for the year ended December 31, 1995, mainly consist of approximately a 49 percent interest in Continental Lemmerz (Portugal), a 44 percent interest in Borlem S.A. (Brazil), a 25 percent interest in Reynolds-Lemmerz (Canada) and a 25 percent interest in the Jantas (Turkey). The investments in 1996 consist of each of the above companies and, in addition, a 25 percent interest each in Kalyani Lemmerz Ltd. (India), and Siam Lemmerz Co. Ltd. (Thailand).

     Summarized financial information of the unconsolidated affiliates follows:

     Balance sheet information:

                                                                 DECEMBER 31,
                                                           ------------------------
                                                             1996           1995
                                                             ----           ----
Current assets.........................................    $  74,782      $  53,572
Non-current assets.....................................      117,169        101,354
Current liabilities....................................       77,634         40,999
Non-current liabilities................................       18,858         27,461
Equity.................................................       95,448         86,466

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(4) INVESTMENTS IN AFFILIATES -- (CONTINUED)
     Statement of income information:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                               1996           1995
                                                               ----           ----
Revenues.................................................     $229,067       $209,462
Net income...............................................        7,492          3,590

(5) INCOME TAXES

     For the years ended December 31, 1996 and 1995, pre-tax income of $13,071 and $8,992, respectively, relate to the Company's operations in Germany while the remainder was earned by operations outside Germany.

     The provisions for income taxes are as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                               1996            1995
                                                               ----            ----
Currently payable:
  Germany................................................     $ 3,326          $   48
  Non-German.............................................       2,101           1,996
                                                              -------          ------
                                                                5,427           2,044
                                                              -------          ------
Deferred taxes:
  Germany................................................       9,159           5,283
  Non-German.............................................         252             506
                                                              -------          ------
                                                                9,411           5,789
                                                              -------          ------
                                                              $14,838          $7,833
                                                              =======          ======

     German corporate tax law applies a split-rate imputation system with regard to the taxation of the income of a corporation and its stockholders. In general, retained corporate income is initially subject to a federal corporation tax of 45 percent plus a surcharge of 7.5 percent on the federal corporate tax rate. After giving effect to the surcharge, the federal corporate tax rate increases to 48.375 percent. Upon distribution of retained earnings to stockholders, the corporate income tax rate on the distributed earnings is adjusted to 30 percent by receiving a refund for taxes previously paid on income in excess of 30 percent. After giving effect to the surcharge, the distributed earnings corporate tax rate increases to 32.25 percent. This refund is passed on to the stockholders through a gross up of the dividend from the corporation.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(5) INCOME TAXES -- (CONTINUED)
     A reconciliation of income taxes determined using the German federal statutory rate of 48.375 percent is as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                             -----------------
                                                              1996      1995
                                                              ----      ----
Expected provisions for income taxes.......................  $11,465   $12,347
Trade taxes, net of corporate benefit......................      749       533
Foreign tax rate differential..............................     (354)     (834)
Non-deductible expenses/(non-taxable income)...............      640      (573)
Write-down of investment for tax purposes..................   (4,607)   (3,070)
Increase (decrease) in valuation allowance.................    9,011      (440)
Benefit from corporate tax audit...........................   (1,226)       --
Other......................................................     (840)     (130)
                                                             -------   -------
     Actual provision for income taxes.....................  $14,838   $ 7,833
                                                             =======   =======
     Effective rate........................................     62.6%     30.7%
                                                             =======   =======

     Deferred income tax assets and liabilities are summarized as follows:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1996       1995
                                                             ----       ----
Deferred tax assets relating to:
  Fixed assets...........................................  $ 19,073   $ 24,928
  Inventory..............................................       287        319
  Pension liability......................................    11,035     10,439
  Tax loss carryforwards.................................    43,544     46,533
                                                           --------   --------
                                                             73,939     82,219
  Valuation allowance....................................   (22,109)   (17,635)
                                                           --------   --------
                                                             51,830     64,584
                                                           --------   --------
Deferred tax liabilities relating to:
  Fixed assets...........................................     4,943      3,944
  Pension liability......................................       202        663
  Other accruals.........................................     1,720      1,044
  Inventory..............................................       298        784
                                                           --------   --------
                                                              7,163      6,435
                                                           --------   --------
       Deferred tax (liability) asset per balance
          sheet..........................................  $ 44,667   $ 58,149
                                                           ========   ========

     At December 31, 1996, the Company had net operating losses ("NOLs") and tax credit carryforwards mainly in Germany and Belgium amounting to approximately $97,391. The majority of the NOLs have an unlimited carryforward period.

     At December 31, 1996, the Company had established deferred tax valuation allowances, including allowances of $7,097 and $11,410 in Germany and Belgium, respectively. The valuation allowances were established principally against the Belgian and German companies' NOLs. The Belgian deferred tax valuation allowance was deemed to be necessary by Company management since realization of the Belgian NOL

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(5) INCOME TAXES -- (CONTINUED)
depends primarily on the generation of taxable income in the entity which generated the loss. Such entity has had a history of losses. The valuation allowance of the German company was established in 1996 as a result of the Company's determination that a risk as to the acceptability of a portion of the loss existed.

(6) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                               ----       ----
Accounts payable trade......................................  $36,985   $ 40,530
                                                              -------   --------
Other current liabilities...................................   38,679     66,690
                                                              -------   --------
Accrued liabilities:
  Employee benefits and social costs........................    9,709      9,963
  Provisions for taxes......................................    5,313      2,551
  Estimated future losses on open contracts.................    1,492      1,168
  Severance programs........................................      547      3,365
  Other accruals............................................    3,267      1,928
                                                              -------   --------
                                                               20,328     18,975
                                                              -------   --------
                                                              $95,992   $126,195
                                                              =======   ========

     Other current liabilities include at December 31, 1995, an amount of $9,028 advanced from one of the Company's shareholders. The amount bore interest at
6.25 percent. During 1996, such amount was repaid.

(7) SHORT-TERM BORROWINGS

     At December 31, 1996 and 1995, the Company had outstanding $41,115 and $40,478, respectively, under short-term lines of credit. Under the terms of the lines of credit, the Company may borrow up to $119,217. The lines of credit bear interest at varying interest rates based upon published indices plus varying margins.

     At December 31, 1996 and 1995, certain of such borrowings were secured by a mortgage conveyance and liens of approximately $4,563 and $4,482, respectively.

(8) LONG-TERM DEBT

     At December 31, 1996 and 1995, the Company's long-term debt of $42,975 and of $43,446 consisted principally of amounts borrowed from financial institutions. Such borrowings mature between 1997 and 2013 and carry varying fixed and variable interest rates. At December 31, 1996 and 1995, the average interest rate on long-term debt was 6.6 percent, respectively. At December 31, 1996 and 1995, $17,975 and $9,858, respectively, of such long-term debt was due within one year.

     The Company's debt is secured by mortgage conveyance and liens of approximately $41,239 in 1996 and $38,524 in 1995.

     Aggregate maturities of the Company's debt during the next five years and thereafter are as follows: 1997 -- $17,975; 1998 -- $4,613; 1999 -- $4,857;
2000 -- $3,862; 2001 -- $3,394 and thereafter -- $8,274.

     At December 31, 1996, the Company had available to it noncancelable long-term credit lines of $43,656 of which $21,934 was unused.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(8) LONG-TERM DEBT -- (CONTINUED)
     At December 31, 1996 and 1995, the book value of the Company's debt approximated fair value.

(9) RETIREMENT PLANS

     The Company provides defined benefit pension benefits to certain of its employees based upon years of service and final monthly salary. Consistent with normal practice in the Federal Republic of Germany, the Company's pension benefits are unfunded.

     The funded status of the Company's principal retirement plans, in which accumulated benefits exceed assets, is as follows:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1996        1995
                                                                  ----        ----
Actuarial present value of benefits:
  Vested....................................................    $ 74,488    $ 78,852
  Nonvested.................................................      23,284      24,273
                                                                --------    --------
  Accumulated benefit obligation............................      97,772     103,125
Effect of projected future salary increase..................       1,506       1,775
                                                                --------    --------
     Projected benefit obligations..........................      99,278     104,900
Unrecognized transition obligation..........................     (10,983)    (13,614)
Unrecognized net gains......................................      10,578      11,775
                                                                --------    --------
     Pension liability......................................    $ 99,873    $103,061
                                                                ========    ========

     The projected benefit obligation was calculated each period using assumed discount rates and rates of increase in remuneration in 1996 and 1995 of 6.5 percent and 7.0 percent, respectively, and 3.0 percent and 3.0 percent, respectively.

     The net periodic pension cost for the major retirement plans comprised:

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                  1996           1995
                                                                  ----           ----
Service cost: present value of benefits earning during the
  year......................................................    $    876       $    819
Interest cost on projected benefit obligation...............       7,150          6,818
Net amortization............................................       1,228          1,534
                                                                --------       --------
     Net periodic pension cost..............................    $  9,254       $  9,171
                                                                ========       ========

     In addition to the foregoing principal retirement plans, certain of the Company's subsidiaries provide retirement benefits to employees. The recorded pension liability for such plans at December 31, 1996 and 1995, was $6,104 and $6,080, respectively. Pension expense for such plans was not material.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(10) OTHER INCOME, NET

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1996     1995
                                                               ----     ----
License fees, royalties, other fees.........................  $2,116   $ 2,420
Foreign currency gains......................................     381       356
Gain from disposal Lemmerz United Kingdom...................      --     8,064
Gain from disposal of assembly line.........................     415     2,728
Government export subsidies.................................      64       158
Sales of fixed assets.......................................    (118)      237
Early retirement and other social costs.....................    (291)     (178)
Severance payment/provision.................................     155    (3,290)
Commissions, earned.........................................     513       436
Other.......................................................   2,293     1,427
                                                              ------   -------
                                                              $5,528   $12,358
                                                              ======   =======

     During the year ended December 31, 1995, the Company sold to third parties its subsidiary in the United Kingdom for cash proceeds of $15,369 and its assembly line for the production of certain off-road wheels for cash proceeds of $2,728.

(11) COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities and machinery and equipment under operating lease contracts. Total rentals under operating leases, charged as an expense in the statements of earnings amounted to $838 and $2,056 in the years ended December 31, 1996 and 1995, respectively. Future minimum lease payments under operating leases that have initial or remaining terms in excess of one year at December 31, 1996, are as follows: 1997: $641; 1998: $318.

     Various legal actions, governmental investigations, proceedings and claims are pending or may be instituted or asserted in the future against the Company, including those arising out of alleged defects in the Company's products, governmental regulations relating to safety, emissions and fuel economy, intellectual property rights, product warranties, and environmental matters.

     Litigation is subject to many uncertainties; the outcome of individual litigated matters is not predictable with assurance; and it is reasonably possibly that some of the foregoing matters could be decided unfavorably to the Company. Although the amount of liability at December 31, 1996, with respect to these matters cannot be ascertained, the Company believes that the resulting liability, if any, should not materially affect the consolidated financial position or results of operations of the Company.

(12) RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1996 and 1995, the Company recorded $3,164 and $4,370, respectively, of sales of scrap materials to a company for which the chairman of the Company's supervisory board was the managing director.

(13) FINANCIAL INSTRUMENTS

     The Company has only limited involvements with derivative financial instruments and uses them only for hedging purposes. They are used to manage interest rate and currency exchange risks.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(13) FINANCIAL INSTRUMENTS -- (CONTINUED)
     The Company was a party to $14,230 and $6,767 nominal value of interest rate swaps with terms of up to four years at December 31, 1996 and 1995, respectively. The agreements entitle the Company to receive from the counterparties fixed interest payments and to make payments equal to three months LIBOR plus varying basis points. Such agreements have been purchased as a hedge of certain of the Company's long-term loans.

     At December 31, 1996 and 1995, the Company had outstanding $22,431 and $22,746 nominal value of forward currency exchange contracts. The contracts were principally for the exchange of Deutsche Marks for Japanese Yen, British Pounds, and Swiss Francs.

     At December 31, 1996 and 1995, $10,944 and $12,876, respectively, of such contracts were not accounted for as hedges of underlying transactions and accordingly $655 and $(120), respectively, of unrealized gains or losses were recognized. The balance of such contracts were purchased to hedge purchases, assets and liabilities denominated in currencies other than Deutsche Marks. The fair value of the derivative financial instruments accounted for using hedge accounting was not material.

     The Company is exposed to credit losses in the event of nonperformance by the counterparties (only major European banks) to its interest rate swap and currency forward agreements. The Company anticipates, however, that each of the counterparties will be able to fully satisfy their obligations under the contracts.

(14) INFORMATION BY GEOGRAPHIC AREA

     Geographic information with respect to the Group's sales, net income and identifiable assets follows:

               1996                 GERMANY     SPAIN    NETHERLANDS   BELGIUM    TURKEY     OTHER    ELIMINATIONS   CONSOLIDATED
               ----                 -------     -----    -----------   -------    ------     -----    ------------   ------------
Sales (by operations):
  To unaffiliated customers.......  $197,094   $82,735     $74,478     $ 96,947   $ 6,541   $ 2,046    $      --       $459,841
  Transfers between geographic
    areas.........................     5,036     4,710          47        5,186     1,878        99      (16,956)            --
                                    --------   -------     -------     --------   -------   -------    ---------       --------
        Total sales...............  $202,130   $87,445     $74,525     $102,133   $ 8,419   $ 2,145    $ (16,956)      $459,841
                                    ========   =======     =======     ========   =======   =======    =========       ========
Net income (loss).................  $   (126)  $ 4,142     $ 2,786     $ (8,166)  $ 1,379   $   659    $   8,527       $  9,201
                                    ========   =======     =======     ========   =======   =======    =========       ========
Identifiable assets...............  $305,785   $60,729     $59,860     $ 63,171   $15,066   $22,082    $(113,873)      $412,820
                                    ========   =======     =======     ========   =======   =======    =========       ========
               1995
               ----
Sales (by operations):
  To unaffiliated customers.......  $229,614   $74,989     $72,041     $ 81,981   $ 3,447   $ 6,050    $      --       $468,122
  Transfers between geographic
    areas.........................     1,197     4,769          --        5,313     2,916       970      (15,165)            --
                                    --------   -------     -------     --------   -------   -------    ---------       --------
        Total sales...............  $230,811   $79,758     $72,041     $ 87,294   $ 6,363   $ 7,020    $ (15,165)      $468,122
                                    ========   =======     =======     ========   =======   =======    =========       ========
Net income (loss).................  $ (1,251)  $ 5,234     $ 2,168     $ (3,061)  $   597   $   609    $  12,353       $ 16,649
                                    ========   =======     =======     ========   =======   =======    =========       ========
Identifiable assets...............  $364,554   $58,477     $62,198     $ 74,286   $16,430   $53,096    $(175,784)      $453,257
                                    ========   =======     =======     ========   =======   =======    =========       ========

     Sales of products and services between geographic regions are generally based upon third-party sales prices. For the years ended December 31, 1996 and 1995, $109,226 and $102,713, respectively, of the Company's sales were derived from the export of products manufactured in Germany.

                  PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The Unaudited Pro Forma Combined Statement of Operations of the Company for the fiscal year ended January 31, 1997 (the "Pro Forma Statements of Operations"), and the Unaudited Pro Forma Combined Balance Sheet of the Company as of January 31, 1997 (the "Pro Forma Balance Sheet" and, together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"), have been prepared to illustrate the estimated effect of the Transactions and the Motor Wheel Transactions. The Pro Forma Financial Statements do not reflect any anticipated cost savings from the Lemmerz Acquisition, or any synergies that are anticipated to result from the Lemmerz Acquisition, and there can be no assurance that any such cost savings or synergies will occur. The Pro Forma Statements of Operations give pro forma effect to the Motor Wheel Transactions and the Transactions as if they had occurred on February 1, 1996. The Pro Forma Balance Sheet gives pro forma effect to the Transactions as if they had occurred on January 31, 1997. The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that Hayes and Lemmerz believe are reasonable. The Pro Forma Financial Statements should be read in conjunction with the separate historical consolidated financial statements of Hayes and Lemmerz and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     The Lemmerz Acquisition will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price (including the market value of the Hayes securities issued to the Lemmerz shareholders) will be allocated to the tangible and intangible assets and liabilities of Lemmerz based upon their respective fair values as of the effective time of the Lemmerz Acquisition based on valuations and other studies which are not yet available. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying Pro Forma Financial Statements based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent Hayes' management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Hayes believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change, and the final amounts may differ substantially.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         (YEAR ENDED JANUARY 31, 1997)

                         HAYES        MOTOR WHEEL
                       YEAR ENDED     FIVE MONTHS                                      LEMMERZ
                        JANUARY          ENDED                         PRO FORMA      YEAR ENDED                       PRO FORMA
                          31,          JUNE 30,       MOTOR WHEEL      COMBINED      DECEMBER 31,       LEMMERZ        COMBINED
                          1997           1996         ADJUSTMENTS        HAYES           1996         ADJUSTMENTS     COMPANY (A)
                       ----------     -----------     -----------      ---------     ------------     -----------     -----------
                                                                 (DOLLARS IN MILLIONS)
Net sales............   $  778.2        $ 134.9         $    --         $ 913.1         $459.8          $    --       $ 1,372.9
Cost of goods sold...      675.2          125.3            (4.6)(b)       795.9          377.7            (14.9)(c)     1,158.7
                       ----------     -----------     -----------      ---------        ------        -----------    -----------
 Gross profit........      103.0            9.6             4.6           117.2           82.1             14.9           214.2
Marketing, general
 and
 administration......       35.9            6.4             1.3(b)(d)      43.6           50.2              4.7(c)         98.5
Engineering and
 product development
 costs...............        7.2            1.8            (0.9)(d)         8.1            8.4               --            16.5
Equity in (earnings)
 loss of
 subsidiaries........        2.5            1.9              --             4.4           (1.0)              --             3.4
Other income, net....       (4.5)          (0.8)             --            (5.3)          (5.5)              --           (10.8)
Nonrecurring
 charges.............      115.4             --              --           115.4             --               --           115.4
                       ----------     -----------     -----------      ---------        ------        -----------    -----------
 Earnings (loss) from
   operations........      (53.5)           0.3             4.2           (49.0)          30.0             10.2            (8.8)
Interest expense,
 net.................       48.5            7.3            17.8(e)         73.6            5.3             19.8(f)         98.7
                       ----------     -----------     -----------      ---------        ------        -----------    -----------
 Earnings (loss)
   before taxes on
   income, minority
   interest and
   extraordinary
   items.............     (102.0)          (7.0)          (13.6)         (122.6)          24.7             (9.6)         (107.5)
 Income tax provision
   (benefit).........      (36.7)           0.1            (5.3)(g)       (41.9)          14.8            (19.1)(g)       (46.2)
                       ----------     -----------     -----------      ---------        ------        -----------    -----------
 Earnings (loss)
   before minority
   interest and
   extraordinary
   items.............      (65.3)          (7.1)           (8.3)          (80.7)           9.9              9.5           (61.3)
Minority interest....        0.2           (0.1)             --             0.1            0.7               --             0.8
                       ----------     -----------     -----------      ---------        ------        -----------    -----------
 Earnings (loss)
   before
   extraordinary
   items.............      (65.5)          (7.0)           (8.3)          (80.8)           9.2              9.5           (62.1)
Extraordinary items,
 net of tax..........        7.4             --              --             7.4             --               --             7.4
                       ----------     -----------     -----------      ---------        ------        -----------    -----------
 Net income (loss)...   $  (72.9)       $  (7.0)        $  (8.3)        $ (88.2)        $  9.2          $   9.5       $  (69.5) (h)
                       ============   ==============  ==============   ===========   ==============   =============  ==============
OPERATING AND OTHER
 DATA:
EBITDA*..............   $  120.7        $   9.8         $   3.1         $ 133.6         $ 58.3          $    --       $   191.9
Depreciation and
 amortization........       44.4            7.6            (1.1)           50.9           29.3            (10.2)           70.0
Capital
 expenditures........       71.4            1.9              --            73.3           25.0               --            98.3
Cash interest
 expense, net........       45.3            7.0            16.7            69.0            5.3             18.7            93.0
SELECTED RATIOS:
Ratio of earnings to
 fixed charges (i)...                                                                                                        --
PRO FORMA
 RECONCILIATION OF
 EBITDA:
Earnings (loss) from
 operations..........   $  (53.5)       $   0.3         $   4.2         $ (49.0)        $ 30.0          $  10.2       $    (8.8)
Add: Non-recurring
 charges.............      115.4             --              --           115.4             --               --           115.4
 Equity in (earnings)
   loss of
   subsidiaries......        2.5            1.9              --             4.4           (1.0)              --             3.4
 One-time non-cash
   charges, net......       11.9             --              --            11.9             --               --            11.9
 Depreciation and
   amortization......       44.4            7.6            (1.1)           50.9           29.3            (10.2)           70.0
                       ----------     -----------     -----------      ---------        ------        -----------    -----------
EBITDA*..............   $  120.7        $   9.8         $   3.1         $ 133.6         $ 58.3          $    --       $   191.9
                       ============   ==============  ==============   ===========   ==============   =============  ==============
CASH FLOW PROVIDED BY
 (USED FOR):
 Operating
   activities........   $   71.2        $   6.9         $  (8.6)        $  69.5         $ 34.7          $  (1.8)      $   102.4
 Investing
   activities........      (65.1)           1.5              --           (63.6)         (35.7)              --           (99.3)
 Financing
   activities........       39.6           (2.4)             --            37.2          (13.2)              --            24.0

-------------------------
* EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Hayes' operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

       NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 31, 1997

(a) The Pro Forma Statement of Operations assumes that the Transactions and the Motor Wheel Transactions occurred on February 1, 1996. For purposes of the Pro Forma Statement of Operations for the year ended January 31, 1997, Motor Wheel's historical statement of operations for the five months ended June 30, 1996 and Lemmerz's historical statement of operations for the year ended December 31, 1996 were combined with Hayes' historical statement of operations for the year ended January 31, 1997.

(b) The acquisition of Motor Wheel was accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price was allocated to the tangible and intangible assets and liabilities of Motor Wheel based upon their respective fair values as of the closing date based upon valuations and other studies. The following presents the effect of the purchase adjustments and adjustments to reflect adoption of the Company's accounting policies and pension and post-retirement benefit cost assumptions on the Motor Wheel Statement of Operations for the five months ended June 30, 1996:

                                                              COST OF SALES    MG&A
                                                              -------------    ----
Depreciation..............................................        $(3.4)       $ --
Reduction in post retirement benefit costs................         (1.2)         --
Amortization of intangibles and goodwill..................           --         2.3
                                                                  -----        ----
     Total increase (decrease)............................        $(4.6)       $2.3
                                                                  =====        ====

    The adjustments for estimated pro forma depreciation and amortization of intangible assets and goodwill are based on their estimated fair values. Property, plant and equipment are being depreciated over estimated useful lives. Motor Wheel historically depreciated the $215.4 million of historical cost of its assets appearing on the December 31, 1995 balance sheet over a composite life of 14 years resulting in $15.4 million of annual depreciation, accumulated depreciation of $136.4 million and a net book value of $79.0 million. Upon consummation of the Motor Wheel Transactions, the fair value of assets acquired was estimated to be approximately $92.0 million. This amount is being depreciated over 25 years for buildings and 12 years for equipment, consistent with Hayes' depreciation policy for used equipment and Hayes' estimate of the remaining economic life of the assets ($7.2 million of annual depreciation expense). Other intangible assets and goodwill are being amortized over their estimated useful lives, not to exceed 40 years. For pro forma purposes, a 35-year composite amortization life has been used.

(c) The Lemmerz Acquisition will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price will be allocated to the tangible and intangible assets and liabilities of Lemmerz based upon their respective fair values as of the effective time of the Lemmerz Acquisition based upon valuations and other studies which are not yet available. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. The following presents the effect of the purchase adjustments and adjustments to reflect adoption of the Company's accounting policies on the Pro Forma Statement of Operations:

                                                              COST OF SALES    MG&A
                                                              -------------    ----
Depreciation..............................................       $(14.9)       $ --
Amortization of intangibles and goodwill..................           --         4.7
                                                                 ------        ----
     Total increase (decrease)............................       $(14.9)       $4.7
                                                                 ======        ====

    The adjustments for estimated pro forma depreciation and amortization of intangible assets and goodwill are based on their estimated fair values. Property, plant and equipment is expected to be depreciated over estimated useful lives. Lemmerz currently depreciates the $519.5 million of historical cost of its assets appearing on the December 31, 1996 balance sheet over a composite life of 18 years resulting in $28.7 million of annual depreciation in the year ended December 31, 1996, accumulated depreciation of $364.8 million and a net book value of $154.7 million. Upon consummation of the acquisition, the fair value of assets acquired is estimated to be $194.7 million. This amount will be depreciated over 25 years for buildings and 12 years for equipment, consistent with Hayes' depreciation policy for used equipment and Hayes' estimate of the remaining economic life of the assets ($13.8 million of annual depreciation expense). Other intangible assets and goodwill are expected to be amortized over their estimated useful lives, not to exceed 40 years. For pro forma purposes, a 35-year composite amortization life has been used.

(d) As part of its restructuring, Motor Wheel permanently terminated approximately 50 corporate positions and eliminated certain salaries and related costs associated with its Okemos, Michigan corporate headquarters. The savings related to the elimination of these salaries and related costs are as follows:

Marketing, general and administrative.......................    $(1.0)
Engineering and product development.........................     (0.9)
                                                                -----
     Total savings..........................................    $(1.9)
                                                                =====

(e) Reflects adjustments for additional interest expense assuming the Motor Wheel Transactions occurred on February 1, 1996. The change in interest expense, in addition to amortization of deferred financing costs, reflect changes in long term borrowings and their rates based on a three-month LIBOR of 6.0% (dollars in millions):

                                                                              Pro Forma
                                                                              Interest
                                                       Amount      Rate        Expense
                                                       ------      ----       ---------
Revolving Credit Facility........................      $27.0        8.50%      $  1.0
Term Loan A......................................      198.5        8.50          7.0
Term Loan B......................................      125.0        9.00          4.7
Term Loan C......................................      100.0        9.50          4.0
Existing Notes...................................      250.0       11.00         11.4
Unused revolver commitment.......................                                 1.0
Letter of credit fees............................                                 0.5
Administrative fee...............................                                 0.4
                                                                               ------
                                                                                 30.0
Amortization of capitalized financing fees.......                                 1.1
                                                                               ------
     Total pro forma interest expense............                                31.1
Historical Motor Wheel interest expense..........                                (7.3)
Historical Hayes interest expense................                                (6.0)
                                                                               ------
     Total historical interest expense (including
       amortization of financing fees)...........                               (13.3)
                                                                               ------
     Total pro forma interest expense
       adjustment................................                              $ 17.8
                                                                               ======

    The Company estimates that an increase or decrease in interest rates on floating debt of 1/8% would increase or decrease annual interest expense by approximately $563,000. The Company anticipates entering into interest rate caps and swaps with respect to a portion of the floating rate debt to mitigate the effect of interest rate fluctuations.

(f) Reflects adjustments for the additional interest expense assuming the Lemmerz Acquisition occurred on February 1, 1996. The change in interest expense, in addition to amortization of deferred financing costs, reflects changes in long term borrowings and their rates expected to be in effect as of the effective time as follows (dollars in millions):

                                                                        Pro Forma
                                                                        Interest
                                                       Amount   Rate     Expense
                                                       ------   ----    ---------
Term Loan............................................  $100.0    6.25%    $ 6.3
Notes offered hereby.................................   200.0    9.25      18.5
Paydown on certain Hayes outstanding obligations.....   (17.6)   8.25      (1.5)
                                                                          -----
                                                                           23.3
Amortization of capitalized financing fees...........                       1.1
Less Adjustment to new financing rates:
Term Loan A..........................................   198.5   (0.25)     (0.5)
Term Loan B..........................................   125.0   (0.25)     (0.3)
Term Loan C..........................................   100.0   (0.50)     (0.5)
                                                                          -----
     Total pro forma interest expenses...............                      23.1
Less: Historical Lemmerz interest expense............                      (3.3)
                                                                          -----
     Total pro forma interest expense adjustment.....                     $19.8
                                                                          =====

    The Company estimates that an increase or decrease in interest rates on floating debt of 1/8% would increase or decrease annual interest expense by approximately $375,000. The Company anticipates entering into interest rate caps and swaps with respect to a portion of the floating rate debt to mitigate the effect of interest rate fluctuations.

(g) Reflects income tax effects of the pro forma adjustments assuming a combined effective statutory income tax rate of 43%.

(h) Excluding the effects of one-time and non-recurring charges and extraordinary items, pro forma net income for the year ended January 31, 1997 would have been $2.5 million.

(i) For the purpose of computing this ratio, earnings consist of earnings before taxes on income and fixed charges. Fixed charges consists of interest expense, capitalized interest, amortization of deferred debt issuance costs and one third of rental expense. On a pro forma combined basis for the fiscal year ended January 31, 1997, earnings were insufficient to cover fixed charges by $107.5 million.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               (January 31, 1997)

                                            HAYES        LEMMERZ
                                         JANUARY 31,   DECEMBER 31,    PRO FORMA                 PRO FORMA
                                            1997           1996       ADJUSTMENTS                COMBINED
                                         -----------   ------------   -----------                ---------
                                                               (DOLLARS IN MILLIONS)
ASSETS
---------------------------------------
Cash and cash equivalents..............   $   47.5        $  4.6        $   --                   $   52.1
Certificates of deposit................         --           7.7            --                        7.7
Trade accounts and notes receivable....      145.2          79.0            --                      224.2
Inventories............................       82.9          54.7            --                      137.6
Other current assets...................       13.9           8.6            --                       22.5
                                          --------        ------        ------                   --------
     Current assets....................      289.5         154.6            --                      444.1
Property, plant and equipment, net.....      486.4         154.7          40.0(a)                   681.1
Other noncurrent assets................       31.3          45.4            --                       76.7
Deferred tax asset.....................       18.0          50.1            --                       68.1
Deferred financing costs...............       29.5            --           7.5(b)                    37.0
Goodwill...............................      328.4           8.0         157.9(a)                   494.3
                                          --------        ------        ------                   --------
     Total assets......................   $1,183.1        $412.8        $205.4                   $1,801.3
                                          ========        ======        ======                   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------
Bank borrowings........................   $    5.6        $ 59.1        $(59.1)(c)               $    5.6
Current portion of bank term loans and
  other long term debt.................       23.9            --            --                       23.9
Trade accounts payable.................      160.8          75.7            --                      236.5
Accrued liabilities....................       84.0          21.6            --                      105.6
                                          --------        ------        ------                   --------
     Current liabilities...............      274.3         156.4         (59.1)                     371.6
Pension and other long-term
  liabilities..........................      255.3         110.9            --                      366.2
Minority interest......................        8.3           5.5            --                       13.8
Deferred tax liability, net............         --           5.4            --                        5.4
Bank term loans and other long term
  debt less current portion............      434.8          25.0         (20.9)(b)(c)(d)            438.9
Term loans.............................                                  100.0(b)                   100.0
Senior subordinated debt...............      251.5            --            --                      251.5
Notes offered hereby...................                                  200.0(b)                   200.0
                                          --------        ------        ------                   --------
     Total liabilities.................    1,224.2         303.2         220.0                    1,747.4
Capital stock..........................        0.2            --                                      0.2
Paid in capital........................       43.6          57.9          37.1(e)                   138.6
Retained earnings (deficit)............      (82.2)         43.6         (43.6)(e)                  (82.2)
Cumulative translation and pension
  liability adjustment.................       (2.7)          8.1          (8.1)(e)                   (2.7)
                                          --------        ------        ------                   --------
     Total stockholders' equity
       (deficit).......................      (41.1)        109.6         (14.6)                      53.9
                                          --------        ------        ------                   --------
     Total liabilities and
       stockholders' equity
       (deficit).......................   $1,183.1        $412.8        $205.4                   $1,801.3
                                          ========        ======        ======                   ========

            NOTES TO THE PRO FORMA BALANCE SHEET AT JANUARY 31, 1997

(a) The estimated purchase price and preliminary adjustments to historical book value of Lemmerz as a result of the Transactions are as follows (dollars in millions):

Purchase price:
  Estimated value of cash and preferred stock issued........    $ 307.5
  Book value of net assets acquired.........................     (109.6)
                                                                -------
  Purchase price in excess of net assets acquired...........    $ 197.9
                                                                =======
Preliminary allocation of purchase price in excess of net
  assets required:
  Increase in property, plant and equipment to estimated
     fair value.............................................    $  40.0
  Estimated goodwill........................................      157.9
                                                                -------
  Total.....................................................    $ 197.9
                                                                =======

(b) Reflects the estimated sources and uses of funds for the Transactions as follows, assuming the Transactions occurred as of January 31, 1997 (dollars in millions):

Sources of Funds:
  Term Loan Facility........................................    $ 100.0
  Notes offered hereby......................................      200.0
  Issuance of Hayes convertible preferred stock.............      107.5
                                                                -------
  Total Sources of Funds....................................    $ 407.5
                                                                =======
Uses of Funds:
  Cash consideration for Lemmerz Acquisition................    $ 200.0
  Equity consideration for Lemmerz Acquisition..............      107.5
  Repayment of existing Hayes obligations...................       17.6
  Repayment of existing Lemmerz obligations.................       62.4
  Fees and expenses (including deferred financing costs)....       20.0
                                                                -------
  Total Uses of Funds.......................................    $ 407.5
                                                                =======

(c) Proceeds from the Transactions will be used to repay the following obligations of Lemmerz (dollars in millions):

Current portion debt and notes..............................    $  59.1
Long-term portion debt......................................        3.3
                                                                -------
  Total.....................................................    $  62.4
                                                                =======

(d) Proceeds from the Transactions of approximately $17.6 million will be used to repay certain outstanding obligations of the Company.

(e) The adjustments to paid-in capital, retained earnings and cumulative translation and pension liability adjustments as a result of the Lemmerz Acquisition are as follows (dollars in million):

Paid-in capital:
  Elimination of Lemmerz paid-in capital....................    $ (57.9)
  Value of Hayes convertible preferred stock issued.........      107.5
  Estimated professional fees and expenses..................      (12.5)
                                                                -------
  Total.....................................................    $  37.1
                                                                =======
Retained earnings:
  Elimination of Lemmerz pre-business combination retained
     earnings...............................................    $ (43.6)
Cumulative translation and pension liability adjustments:
  Elimination of Lemmerz pre-business combination amount....    $  (8.1)

     Assumes issuance of the preferred stock for $107.5 million.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Hayes Wheels International, Inc.

Date: June 12, 1997                       By:     /s/ WILLIAM D. SHOVERS
                                            ------------------------------------
                                                     William D. Shovers
                                                 Vice President -- Finance

                                EXHIBIT INDEX


                                                                   SEQUENTIALLY
EXHIBIT                                                              NUMBERED
NUMBER                          DESCRIPTION                            PAGE
-------                         -----------                        ------------


   2          Purchase Agreement among Hayes Wheels
              International, Inc., Cromodora Wheels S.p.A.,
              Lemmerz Holding GmbH and the Shareholders of
              Lemmerz Holding, GmbH dated June 6, 1997.

  10.1 Consulting Agreement, made as of June 6, 1997, by and between Hayes Wheels International, Inc. and H.K.L., L.L.C.

  10.2 Consulting Agreement, made as of June 6, 1997, by and between Hayes Wheels International, Inc. and Horst Kukwa-Lemmerz.

   23         Consent of KPMG Deutsche Treuhand - Gesellschaft
              Aktiengesellschaft Wirtschaftsprufungsgesellschaft

   99         Press Release, dated June 6, 1997.